January 25, 2020 Special Committee Materials Project TOWER Exhibit (c)(5)

Summary of KITE Proposal (2) Source:ARROW Management forecast, company filings and FactSet. Note:Dollars in millions, except per share amounts. LTM and NTM financial metrics as of December 31, 2019. Excludes $19mm of operating lease liabilities. KITE currently owns 72% of the ARROW shares outstanding. Adjusted EBITDA and Adjusted EPS figures are not burdened by stock-based compensation. (3) (3) (1)

ARROW Analysis at Various Prices Source:ARROW Management forecast, company filings and FactSet. Note:Dollars in millions, except per share amounts. LTM and NTM financial metrics as of December 31, 2019. Adjusted EBITDA and Adjusted EPS figures are not burdened by stock-based compensation. Excludes $19mm of operating lease liabilities. Reflects closing day price on September 3, 2018. Averages reflect closing day prices. (3) (3) (3) (1) (2) Memo: ARROW All-Time High: $49.50 on 4/25/00

Preliminary ARROW Valuation Summary Appendix A

Preliminary ARROW Valuation Summary Source:ARROW Management forecast, company filings, Wall Street research and FactSet. Note:Implied equity value per share rounded to nearest $0.05, except 52-week trading range. ARROW balance sheet assumes $753mm of cash and no debt as of December 31, 2019. ARROW diluted shares assume 169.1mm common shares outstanding, 0.5mm restricted shares and 1.4mm options outstanding with a weighted average exercise price of $12.82 (using treasury stock method) as of September 30, 2019. LTM and NTM financial metrics as of December 31, 2019. Adjusted EBITDA and Adjusted EPS figures are not burdened by stock-based compensation. Represents ARROW’s unaffected share price as of November 26, 2019 (1-day prior to KITE’s public acquisition proposal). Reflects range of implied terminal exit multiples based on LTM Adjusted EBITDA. ARROW Unaffected Share Price: $15.04 2nd Revised KITE Proposal: $21.00 For reference only (2) (1) (6.3x - 9.5x Implied Exit Multiple)(3) (1) (1)

Appendix B Background on KITE Board of Directors As Provided by DC Advisory

Background on Kyocera’s Board of Directors January 2020

Background on Kyocera’s Board of Directors ▪ Background on Kyocera’s Board of Directors / Board Composition ‒ Kyocera’s Board of Directors consists of 16 members ▪ Includes 3 Independent (“Outside”) Directors ‒ In addition, 4 Audit & Supervisory Board Members supervise Kyocera’s Board of Directors Background on Kyocera’s Board of Directors ▪ Includes 2 Independent (“Outside”) Audit & Supervisory Board Members ‒ Further information of each Board Member is provided on the following pages ▪ Background on Board and Management Involvement in Project Tower ‒ Kyocera’s Board of Directors and select members of Kyocera’s management team have been, and continue to be, actively involved in the Project Tower transaction

Composition of Kyocera's Board of Directors

Overview of Board Directors

	Name	Board Position	Background
	Goro Yamaguchi	Chairman and Representative Director	▪ Chairman of the Board and Representative Director of Kyocera Corporation ▪ Outside Director of KDDI Corporation ▪ Director of AVX Corporation
	Hideo Tanimoto	President and Representative Director	▪ President and Representative Director, President and Executive Officer of Kyocera Corporation ▪ Director of AVX Corporation
	Ken Ishii	Director	▪ General Manager of Corporate Industrial Tool Group of Kyocera Corporation ▪ Director and Senior Managing Executive Officer of Kyocera Corporation
	Hiroshi Fure	Director	▪ Director and Senior Managing Executive Officer of Kyocera Corporation ▪ General Manager of Corporate Organic Materials Semiconductor Components Group of Kyocera Corporation ▪ Director of AVX Corporation
	Yoji Date	Director	▪ Director and Senior Managing Executive Officer of Kyocera Corporation ▪ General Manager of Corporate Electronic Components Group of Kyocera Corporation
	Norihiko Ina	Director	▪ President and Representative Director of Kyocera Document Solutions Inc. ▪ Director and Managing Executive Officer of Kyocera Corporation
	Keiji Itsukushima	Director	▪ General Manager of Corporate Communication Equipment Group of Kyocera Corporation ▪ Director and Managing Executive Officer of Kyocera Corporation
	Koichi Kano	Director	▪ General Manager of Corporate Development Group of Kyocera Corporation ▪ Director and Managing Executive Officer of Kyocera Corporation ▪ Director of AVX Corporation

DC advisory
Strictly Private & Confidential
3

Composition of Kyocera’s Board of Directors (Cont’d) Overview of Board Directors Name Board Position Background ▪ Director and Managing Executive Officer of Kyocera Corporation Shoichi Aoki Director ▪ General Manager of Corporate Management Control Group of Kyocera Corporation ▪ Director of AVX Corporation Takashi Sato Director ▪ General Manager of Corporate General Affairs Human Resources Group of Kyocera Corporation ▪ Director and Managing Executive Officer of Kyocera Corporation Junichi Jinno Director ▪ General Manager of Corporate Legal and Intellectual Property Group of Kyocera Corporation ▪ Director and Managing Executive Officer of Kyocera Corporation John Sarvis Director ▪ Director of Kyocera Corporation ▪ Chairman of the Board and President, Chief Executive Officer and Director of AVX Corporation Robert Whisler Director ▪ President and Director of Kyocera International, Inc. ▪ Director of Kyocera Corporation ▪ Representative of Mizobata Certified Public Accountant Office Hiroto Mizobata Outside Director ▪ Outside Director of Kyocera Corporation (Independent Director) ▪ Outside Director (the Audit Committee) of Yamaki Co., Ltd. ▪ Outside Director (the Audit Committee) of ES-CON JAPAN Ltd. Atsushi Aoyama Outside Director ▪ Professor of Graduate School of Technology Management Department, Ritsumeikan University (Independent Director) ▪ Outside Director of Kyocera Corporation ▪ Registered Attorney Akiko Koyano Outside Director ▪ Belonging to Kyoto Bar Association (Independent Director) ▪ Partner Attorney-at-law of Koyano LPC ▪ Outside Director of Kyocera Corporation

Composition of Kyocera’s Board of Directors (Cont’d) Overview of Audit & Supervisory Board Members Name Board Position Background Audit & Supervisory Itsuki Harada ▪ Full-time Audit & Supervisory Board Member of Kyocera Corporation Board Member ▪ Registered Attorney Osamu Nishieda Audit & Supervisory ▪ Belonging to Osaka Bar Association Board Member ▪ Legal Counsel of Kyocera Corporation ▪ Audit & Supervisory Board Member of Kyocera Corporation ▪ Registered Attorney Outside Audit & ▪ Belonging to Kyoto Bar Association Supervisory Board Hitoshi Sakata ▪ Partner Attorney-at-law of Oike Law Office Member ▪ Outside Director of Nippon Shinyaku Co., Ltd. (Independent Director) ▪ Outside Audit & Supervisory Board Member of Kyocera Corporation Outside Audit & ▪ Outside Audit & Supervisory Board Member of Joyful Honda Co., Ltd. Supervisory Board Masaaki Akiyama ▪ Supervisory Officer of United Urban Investment Corporation Member ▪ Outside Audit & Supervisory Board Member of Kyocera Corporation (Independent Director)